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                                  INTEVAC, INC.                     EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)

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
                                                                  Three Months Ended         Nine Months Ended
                                                                Sep. 28,      Sep. 30,    Sep. 28,     Sep. 30,
                                                                  1996         1995        1996          1995
                                                                -------      -------      -------      -------
Shares used in Calculation of Net Income Per Share:
     Average common shares outstanding ...................       12,314        2,905       12,273        1,798
     Net effect of dilutive stock options ................          642          115          585          122
     Shares related to SAB Nos. 55, 64 and 83:
         Stock options ...................................           --          217           --          217
         Ordinary shares issued ..........................           --          579           --          579
     Series A convertible preferred shares as-if-converted           --        6,944           --        7,812
                                                                -------      -------      -------      -------
                                                                 12,956       10,760       12,858       10,528
                                                                =======      =======      =======      =======
Income (loss) from continuing operations .................      $ 2,799      $ 1,730      $ 1,471      $ 3,834
Net income (loss) ........................................      $ 2,799      $ 1,730      $ 1,471      $ 5,169
Income (loss) per share from continuing operations .......      $  0.22      $  0.16      $  0.11      $  0.36
Net income (loss) per share ..............................      $  0.22      $  0.16      $  0.11      $  0.49
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